UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /   Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/   Definitive Proxy Statement
/ /   Definitive Additional Materials
/ /   Soliciting Material Pursuant toss. 240.14a-12

                                    XOMA Ltd.
                (Name of Registrant as Specified In Its Charter)

                      _____________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
     0-11.

     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set for the amount on which the filing fee is calculated and state how it was determined):

     4)   Proposed maximum aggregate value of transaction:

     5)   Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)   Amount Previously Paid:
     2)   Form, Schedule of Registration Statement No.:
     3)   Filing Party:
     4)   Date Filed:

                                   (XOMA LOGO)

                                    XOMA LTD.
                               2910 Seventh Street
                           Berkeley, California 94710
                                 (510) 204-7200




                                 April 10, 2003




To Our Shareholders:

     You are cordially invited to attend the annual general meeting of shareholders of XOMA Ltd. on May 21, 2003 at 9:00 a.m. local time, which will be held at The Park Hyatt San Francisco, 333 Battery Street, San Francisco, California.

     Details of business to be conducted at the annual general meeting are provided in the enclosed Notice of Annual General Meeting of Shareholders and Proxy Statement. Also enclosed for your information is a copy of our Annual Report to Shareholders for 2002. Some of our shareholders will be accessing these materials and appointing a proxy to vote through the Internet and may not be receiving a paper proxy card by mail.

     We hope that you will attend the annual general meeting. In any event, please promptly sign, date and return the enclosed proxy in the accompanying reply envelope or appoint a proxy to vote by telephone or through the Internet.

                                       Sincerely yours,




                                       John L. Castello
                                       Chairman of the Board,
                                       President and
                                       Chief Executive Officer
Enclosures

                                    XOMA LTD.
                                 _______________

                NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
                     TO BE HELD AT 9:00 A.M. ON MAY 21, 2003
                                 _______________


To the Shareholders of XOMA Ltd.:

     Notice is hereby given that the annual general meeting of shareholders of XOMA Ltd. (the "Company") will be held at The Park Hyatt San Francisco, 333 Battery Street, San Francisco, California, on May 21, 2003, at 9:00 a.m. local time, for the following purposes:

     1.   To elect directors;

     2. To appoint Ernst & Young LLP to act as the Company's independent auditors for the 2003 fiscal year and authorize the Board to agree to such auditors' fee;

     3. To receive the Company's audited financial statements for the 2002 fiscal year;

     4. To approve amendments to the Company's 1981 Share Option Plan and Restricted Share Plan to increase the number of shares issuable over the terms of the plans by 2,500,000 shares to 11,150,000 shares in the aggregate;

     5. To approve an amendment to the Company's Restricted Share Plan to increase the number of shares issuable over the term of the plan by 250,000 shares to 1,500,000 shares in the aggregate; and

     6. To consider and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on April 2, 2003, as the record date for the determination of shareholders entitled to notice of, and to vote at, this meeting and at any adjournment or postponement thereof.

                                  By Order of the Board of Directors

                                  Christopher J. Margolin
                                  Secretary

April 10, 2003
Berkeley, California

                             YOUR VOTE IS IMPORTANT

--------------------------------------------------------------------------------

     You are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, please promptly mark, sign and date the enclosed proxy and mail it in the accompanying postage pre-paid envelope or vote by telephone or through the Internet.

--------------------------------------------------------------------------------

                                    XOMA LTD.
                                  ____________

                                 PROXY STATEMENT
                                  ____________

TO THE SHAREHOLDERS:

     The enclosed proxy is solicited on behalf of the Board of Directors of XOMA Ltd., a company organized under the laws of Bermuda ("XOMA" or the "Company"), for use at the annual general meeting of shareholders to be held at The Park Hyatt San Francisco, 333 Battery Street, San Francisco, California, on May 21, 2003, at 9:00 a.m. local time, or any adjournment or postponement thereof, at which shareholders of record holding Common Shares on April 2, 2003, will be entitled to vote. On April 2, 2003, the Company had issued and outstanding 71,999,924 common shares, par value US$.0005 per share ("Common Shares"). Holders of Common Shares are entitled to one vote for each share held.

     All registered shareholders can vote by paper proxy or by telephone by following the instructions included with their proxy card. Shareholders whose Common Shares are registered in the name of a bank or brokerage firm should follow the instructions provided by their bank or brokerage firm on voting their Common Shares. Shareholders whose Common Shares are registered in the name of a bank or brokerage firm participating in the ADP Investor Communication Services online program may appoint a proxy to vote electronically through the Internet. Instruction forms will be provided to shareholders whose bank or brokerage firm is participating in ADP's program. Signing and returning the proxy card or submitting the proxy by telephone or through the Internet does not affect the right to vote in person at the annual general meeting.

     In the case of registered shareholders, a proxy may be revoked at any time prior to its exercise by (a) giving written notice of such revocation to the Secretary of the Company at the Company's principal office, 2910 Seventh Street, Berkeley, California 94710, (b) appearing and voting in person at the annual general meeting, (c) properly completing and executing a later-dated proxy and delivering it to the Company at or before the annual general meeting or (d) retransmitting a subsequent proxy by telephone before the annual general meeting. Presence without voting at the annual general meeting will not automatically revoke a proxy, and any revocation during the meeting will not affect votes previously taken. Shareholders whose Common Shares are registered in the name of a bank or brokerage firm should follow the instructions provided by their bank or brokerage firm on revoking their previously appointed proxies. Abstentions and broker non-votes are each included in the number of Common Shares present and voting for purposes of establishing a quorum but are not counted in tabulations of the votes cast on proposals presented to shareholders.

     The Company will bear the entire cost of solicitation, including preparation, assembly, printing, and mailing of this proxy statement, the proxy card, and any additional material furnished to shareholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding in their names Common Shares that are beneficially owned by others to forward to such beneficial owners. The solicitation of proxies may be supplemented by one or more of telephone, telegram, or personal solicitation by directors, officers, or employees of the Company for no additional compensation. We have also engaged Georgeson Shareholder Communications Inc. to assist in such solicitation at an estimated fee of $7,500 plus disbursements. Shareholders appointing a proxy to vote through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder.

     The Company intends to mail this proxy statement and make it available on the Internet on or about April 10, 2003.

                                 SHARE OWNERSHIP

     The following table sets forth as of April 2, 2003, certain information regarding all shareholders known by the Company to be the beneficial owners of more than 5% of the Company's outstanding Common Shares and regarding each director, each executive officer and all directors and current executive officers as a group, together with the approximate percentages of outstanding Common Shares owned by each of them. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the Common Shares beneficially owned, subject to community property laws where applicable.


                                                                    Number of                   Percentage of
                                                                  Common Shares                 Common Shares
                Name of Beneficial Owner                       Beneficially Owned             Beneficially Owned
                ------------------------                       ------------------             ------------------

James G. Andress(1)...................................                 48,500                         *
William K. Bowes, Jr.(2)..............................                 71,569                         *
John L. Castello(3)...................................                961,859                       1.3%
Peter B. Davis(4).....................................                310,106                         *
Clarence L. Dellio(5).................................                323,704                         *
Arthur Kornberg, M.D.(6)..............................                 51,500                         *
Christopher J. Margolin(7)............................                292,673                         *
Steven C. Mendell(8)..................................                 81,500                         *
Patrick J. Scannon, M.D., Ph.D.(9)....................                579,357                         *
W. Denman Van Ness(10)................................                 74,431                         *
Patrick J. Zenner(11).................................                 15,000                         *
All executive officers
  and directors as a
  group (11 persons)(12)..............................              2,810,199                       3.9%


_____________________

*    Indicates less than 1%.

(1) Represents 48,500 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date.

(2) Includes 41,500 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date.

(3) Includes 15,642 Common Shares held by The John L. and Katherine C. Castello Trust, of which Mr. Castello is a trustee. Includes 881,250 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date. Does not include 11,175 Common Shares that have vested pursuant to the Company's Deferred Savings Plan.

(4) Includes 88,940 Common Shares held by The Davis Family Trust, of which Mr. Davis is a trustee. Includes 221,166 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date. Does not include 9,196 Common Shares that have vested pursuant to the Company's Deferred Savings Plan.

(5) Includes 230,468 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date. Does not include 11,858 Common Shares that have vested pursuant to the Company's Deferred Savings Plan.

(6) Includes 41,500 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date.

(7) Includes 247,832 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date. Does not include 11,394 Common Shares that have vested pursuant to the Company's Deferred Savings Plan.

(8) Includes 41,500 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date. Does not include 631 Common Shares that have vested pursuant to the Company's Deferred Savings Plan and are now held in a rollover IRA account.

(9) Includes 494,251 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date. Does not include 11,858 Common Shares that have vested pursuant to the Company's Deferred Savings Plan.

(10) Includes 49,481 Common Shares held by The Van Ness 1983 Revocable Trust, of which Mr. Van Ness is a trustee. Includes 24,500 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date.

(11) Represents 15,000 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date.

(12) Includes 2,287,467 Common Shares issuable upon exercise of options exercisable as of 60 days after the record date. Does not include 56,112 Common Shares that have vested pursuant to the Company's Deferred Savings Plan.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the compensation of the named executive officers for the last three completed fiscal years of the Company:

                           SUMMARY COMPENSATION TABLE






                                                                                                    Long-Term
                                                      Annual Compensation                          Compensation
                                       ---------------------------------------------------------- ----------------

                                                                                                    Securities
                                                                                  Other Annual      Underlying        All Other
             Name and Principal                      Salary            Bonus      Compensation        Options       Compensation
                  Position              Year         ($)              ($)(1)         ($)(2)             (#)            ($)(3)
-------------------------------------  ----------  --------------  -------------  --------------- --------------  ---------------
John L. Castello
   (Chairman of the                     2002         $500,000          N/A           $8,789            50,000          $31,849
   Board, President and                 2001         $500,000          N/A           $2,696            75,000          $31,390
   Chief Executive Officer)             2000         $500,000          N/A           $5,284            50,000          $27,356


Patrick J. Scannon, M.D.,
        Ph.D.                           2002         $340,000        $69,208         $3,865            25,000           $10,388
  (Senior Vice President and Chief      2001         $340,000        $64,881             $0            25,000           $12,760
    Scientific and                      2000         $330,000        $63,712             $0            25,000           $16,187
  Medical Officer)

Clarence L. Dellio                      2002         $285,833        $67,320        $13,638            55,000           $8,043
    (Senior Vice President and Chief    2001         $273,000        $63,495        $10,500            40,000           $7,293
    Operating Officer)                  2000         $263,000        $53,188         $5,058            35,000           $6,343

Peter B. Davis
  (Vice President,                      2002         $260,000        $58,746             $0            25,000           $7,806
  Finance and Chief                     2001         $250,000        $78,673             $0            25,000           $7,056
  Financial Officer)                    2000         $240,000        $64,645             $0            25,000           $6,216

Christopher J. Margolin
  (Vice President,                      2002         $260,000        $54,675        $10,962            25,000           $7,806
  General Counsel and                   2001         $250,000        $54,349         $9,615            25,000           $7,056
  Secretary)                            2000         $240,000        $49,159         $9,231            50,000           $6,216


______________________

(1) Each amount in this column for 2002, 2001 and 2000 represents awards under the Company's Management Incentive Compensation Plan in the following amounts: Dr. Scannon - $18,426 and 1,099 Common Shares in 2002 (relating to performance in 2001); $16,277 in each of 2002 and 2001 and 986 Common Shares in 2001 (relating to performance in 2000); $16,080 in each of 2002, 2001 and 2000 and 1,221 Common Shares in 2000 (relating to performance in
     1999); $16,246 in each of 2001 and 2000 (relating to performance in 1998); $15,306 in 2000 (relating to performance in 1997); Mr. Dellio - $14,454 and 862 Common Shares in 2002 (relating to performance in 2001), $7,092 and 429 Common Shares in 2002, $14,173 in 2001 and 859 Common Shares in each of 2002 and 2001 (relating to performance in 2000); $14,111 in 2000 and 1,072 Common Shares in each of 2002, 2001 and 2000 (relating to performance in 1999); $13,444 in each of 2001 and 2000 (relating to performance in 1998); Mr. Davis - $13,155 and 737 Common Shares in 2002 (relating to performance in 2001), $13,053 in 2001 and 742 Common Shares in each of 2002 and 2001 (relating to performance in 2000); $12,443 in 2000 and 887 Common Shares in each of 2002, 2001 and 2000 (relating to performance in 1999); 1,873 Common Shares in each of 2001 and 2000 (relating to performance in 1998); $10,763 in 2000 (relating to performance in 1997); Mr. Margolin - $13,972 and 822 Common Shares in 2002 (relating to performance in 2001); $14,403 in each of 2002 and 2001 and 872 Common Shares in 2001 (relating to performance in
     2000); $12,328 in each of 2002, 2001 and 2000 and 926 Common Shares in 2000
     (relating to performance in 1999); $13,215 in each of 2001 and 2000 (relating to performance in 1998); $11,288 in 2000 (relating to performance in 1997).

(2) Mr. Castello's amounts in this column for 2002, 2001 and 2000 include financial services provided to Mr. Castello in the amount of $3,113, $1,582 and $2,989, respectively. Mr. Castello's amounts in this column for 2002 and 2000 also include taxes paid by XOMA on Mr. Castello's behalf in the amounts of $1,830 and $2,295 respectively. Dr. Scannon's amount in this column for 2002 includes awards for issued patents in the amount of $1,250. The balance of Dr. Scannon's amount for 2002, all of Mr. Dellio's and Mr. Margolin's amounts in this column for 2002, 2001 and 2000 and the balance of Mr. Castello's amounts represent cash payments in lieu of earned vacation and/or personal holiday.

(3) Amounts in this column for 2002, 2001 and 2000 include the Company's Common Shares contributed to accounts under the Company's Deferred Savings Plan, valued at fiscal year-end formula prices of $4.2885, $9.07 and $9.6781, respectively, per share, in the following amounts: Mr. Castello - 1,399 Common Shares for 2002, 552 Common Shares for 2001 and 517 Common Shares for 2000; Dr. Scannon, Mr. Dellio, Mr. Davis and Mr. Margolin - 1,399 Common Shares each for 2002, 579 Common Shares each for 2001 and 542 Common Shares each for 2000. Amounts for 2002, 2001 and 2000 also include group term life insurance premiums in the following amounts: Mr. Castello -- $7,849 for 2002, $8,382 for 2001 and $4,356 for 2000; Dr. Scannon -- $2,838
     for 2002, $1,518 for 2001 and $1,518 for 2000; Mr. Dellio -- $2,043 for
     2002, $2,043 for 2001 and $1,093 for 2000; Mr. Davis and Mr. Margolin --
     $1,806 for 2002, $1,806 for 2001 and $966 for 2000. Mr. Castello's amounts in this column include life insurance premiums paid in the amount of $18,000 for each of 2002, 2001 and 2000. Dr. Scannon's amounts for 2002, 2001 and 2000 include $1,550, $5,992 and $9,419, respectively, which represent the difference between (i) the amount of interest Dr. Scannon would have been required to pay in interest for each such year had the loan made to him by the Company pursuant to his employment agreement been made at the then-prevailing market rate and (ii) the amount of interest payable on the loan for each such year in accordance with its terms. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

     The following table contains information concerning the grant of options under the Company's option plans to the named executive officers as of the end of the last completed fiscal year of the Company. No share appreciation rights ("SARs") were granted during the last fiscal year and none were held at the end of the fiscal year.


                        OPTION GRANTS IN LAST FISCAL YEAR


                                                     Individual Grants
                                --------------------------------------------------------
                                 Number of      % of Total                                      Potential Realized Value
                                Securities        Options                                      of Assumed Annual Rates of
                                Underlying        Granted       Exercise                     Share Price Appreciation
                                  Options      to Employees        or                          For Option Term (1)
                                  Granted        In Fiscal     Base Price     Expiration       0%           5%           10%
Name                                (#)            Year          ($/Sh)         Date           ($)          ($)           ($)
----                            -----------    ------------    -----------    ----------     -------     ---------      ---------
John L. Castello...............      50,000           6.5%      $10.16         2/20/12           0        $319,478       $809,621
Patrick J. Scannon, M.D.,
  Ph.D. .......................      25,000           3.2%      $10.16         2/20/12           0        $159,739       $404,811
Clarence L. Dellio.............      25,000           3.2%      $10.16         2/20/12           0        $159,739       $404,811
                                     30,000           3.9%       $4.89         11/01/12       $25,800      $92,259       $233,802
Peter B. Davis.................      25,000           3.2%      $10.16         2/20/12           0        $159,739       $404,811
Christopher J. Margolin........      25,000           3.2%      $10.16         2/20/12           0        $159,739       $404,811


_____________________

(1) The amounts set forth in the three columns represent hypothetical gains that might be achieved by the optionees if the respective options are exercised at the end of their ten-year option terms. These gains are based on assumed rates of share price appreciation of 0%, 5% and 10% compounded annually from the dates the respective options were granted. Options granted with exercise prices equal to the market price of the underlying Common Shares on the date of grant will have no value unless the Company's share price increases above the exercise prices as a result of actions by the executives that improve the Company's performance and/or other factors affecting such price.

     The following table sets forth information with respect to the named executive officers concerning the exercise of options during the last completed fiscal year of the Company and unexercised options held as of the end of the fiscal year. No SARs were exercised during the last fiscal year and none were held at the end of the fiscal year.

     AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES




                                Shares                               Number of Securities                Value of Unexercised
                               Acquired                             Underlying Unexercised             In-the-Money Options at
                                  On           Value                  Options at FY-End                     FY-End ($)(1)
                               Exercise       Realized        ---------------------------------   -------------------------------
Name                             (#)            ($)           Exercisable         Unexercisable   Exercisable       Unexercisable
----                           --------       --------        -----------         -------------   -----------       -------------
John L. Castello.......          0             $0               860,832             124,168         $1,035,462           $7,788
Patrick J. Scannon, M.D.,
    Ph.D...........              0             $0               484,668              55,332           $570,315           $4,673
Clarence L. Dellio.....          0             $0               210,886              98,916            $96,525           $5,451
Peter B. Davis.........          0             $0               210,334              59,666           $117,961           $5,451
Christopher J. Margolin          0             $0               234,917              70,083           $144,324           $5,451

_________________________

(1) The amounts listed in the two columns are based on the closing price per share of $4.23 on December 31, 2002, as reported on The Nasdaq Stock Market, less the applicable option exercise prices.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

     The Company has entered into an employment agreement with Mr. Castello, dated as of April 29, 1992, that provides for his employment as President and Chief Executive Officer at a salary of $500,000 per year. Under this agreement, Mr. Castello also receives all standard Company employee benefits and supplemental life insurance for the amount that an annual premium of $18,000 provides. The agreement also provides for a grant of options for 500,000 Common Shares under the Company's 1981 Share Option Plan (the "Option Plan"), which was made in 1992.

     Mr. Castello's employment may be terminated, with or without cause, at the will of either party. If terminated by the Company for any reason other than due cause or by Mr. Castello for good reason, Mr. Castello must be paid his then current base salary and benefits for one year. If terminated for due cause, he is entitled to no further compensation. Good reason includes, in the context of a change of control, the assignment to Mr. Castello of duties inconsistent with his prior duties; his removal from, or failure to re-elect him to, any position he held immediately prior to the change in control; any termination by the Company within three years of the change of control other than for due cause or upon disability or death; a good faith determination by Mr. Castello that changes in circumstances resulting from the change in control leave him substantially unable to perform his duties, after notice; the failure of the Company's successor or the transferee of its assets or business to assume its obligations under the agreement; or, a significant relocation of the Company's executive offices. Good reason also includes any reduction in base pay or benefits or any breach of the agreement by the Company.

     The Company has entered into an employment agreement with Dr. Scannon, dated as of March 26, 2003, that provides for his employment as Senior Vice President and Chief Scientific and Medical Officer at a salary of $340,000 per year. Under this agreement, Dr. Scannon is entitled to participate in any benefit plan for which key executives of the Company are eligible, including the Management Incentive Compensation Plan established effective July 1, 1993 (as amended, the "Incentive Plan"). A loan to Dr. Scannon with a remaining balance of $100,982.45, bearing interest at 6% per annum and secured by a pledge of certain of the Company's Common Shares, was scheduled to mature on March 26, 2003 and was paid in full by Dr. Scannon on March 21, 2003. The loan was originally made to Dr. Scannon in 1993 and had been extended for nine additional years. A total of $425,682.71 in principal and interest payments have been received by the Company. Upon termination of his employment for any reason other than cause, or upon resignation, Dr. Scannon must be paid his then current base salary and benefits for one year.

     The Company has entered into an employment agreement with Mr. Davis dated as of April 1, 1994 that provides for his employment as Chief Financial Officer at an initial salary of $200,000 per year. Under this agreement, Mr. Davis received a one-time transition allowance in the amount of $35,000 and is entitled to participate in any benefit plan for which executives of the Company are eligible. In addition, the agreement provides for an initial grant of options for 60,000 Common Shares under the Option Plan, which was made in 1994, as well as participation in the Incentive Plan. Mr. Davis' employment agreement provides no additional compensation in the event of a change of control but provides a minimum severance amount equal to six months of base salary at the time of termination.

Compensation Committee Report on Executive Compensation

     The Company's compensation program for officers (including the named executive officers) is administered by the Compensation Committee of the Board of Directors (the "Committee"), which is composed of two non-employee directors. Following review and approval by the Committee, all issues pertaining to officer compensation are submitted to the full Board of Directors for approval. The primary objectives of the Company's compensation program are to enable the Company to attract, motivate and retain outstanding individuals and align their success with that of the Company's shareholders through the creation of shareholder value and achievement of strategic corporate objectives.

     The level of compensation paid to an officer is determined on the basis of the individual's overall experience, responsibility, performance and compensation level in his or her prior position (for newly hired officers), the individual's overall performance and compensation level at the Company during the prior year (for current employees), the compensation levels of similarly situated individuals in the pharmaceutical and biotechnology industries (including, but not limited to, the biotechnology companies included in the AMEX Biotechnology Index) and other labor markets in which the Company competes for employees, the performance of the Company's Common Shares during the prior fiscal year and such other factors as may be appropriately considered by the Board of Directors, by the Committee and by management in making its initial proposals to the Committee.

     Mr. Castello's compensation for 2002 was determined after considering the general factors described above and the terms of his existing employment contract. In 1992, the Committee approved, and recommended that the Board approve, the terms of Mr. Castello's employment contract, as more fully described under "Employment Contracts and Termination of Employment and Change-in-Control Arrangements," because it felt that the terms thereof were necessary in order to attract a candidate of Mr. Castello's experience and reputation in the pharmaceutical industry, which in turn was deemed necessary in order to enable the Company to advance toward its long-range goal of becoming a pharmaceutical company with commercially viable products. Mr. Castello has not received a salary increase since his employment contract was executed in 1992.

     The principal methods for long-term incentive compensation are the Option Plan and Restricted Share Plan (the "Restricted Plan"), and compensation thereunder principally takes the form of incentive and non-qualified option grants. These grants are designed to promote the convergence of long-term interests between the Company's key employees and its shareholders; specifically, the value of options granted will increase or decrease with the value of the Company's Common Shares. In this manner, key individuals are rewarded commensurately with increases in shareholder value. These grants also typically include a 5-year vesting period to encourage continued employment. The size of a particular option grant is determined based on the individual's position with and contribution to the Company. For grants during 2002, the number of options granted were determined based on the numbers of options granted to such individuals in the previous fiscal year, the aggregate number of options held by each such individual, the number of options granted to similarly situated individuals in the pharmaceutical and biotechnology industries, the price of the Company's Common Shares relative to other companies in such industries and the resulting relative value of such options; no specific measures of corporate performance were considered.

     Certain employees are also compensated through the Incentive Plan, in which management employees (other than the Chief Executive Officer), as well as certain additional discretionary participants chosen by the Chief Executive Officer, are eligible to participate. Under the Incentive Plan, at the beginning of each fiscal year, the Board of Directors (with advice from the Committee) establishes a target incentive compensation pool, which is then adjusted at year-end to reflect the Company's performance in achieving its corporate objectives.

     After each fiscal year, the Board of Directors and the Committee make a determination as to the performance of the Company and Incentive Plan participants in meeting corporate objectives and individual objectives, which are determined from time to time by the Board of Directors in its sole discretion and which included for 2002: a target level of cash at year end; generation of current income; progress toward collaborations, potential partnerships or financing arrangements; and various objectives tied to development of the Company's product lines. Awards to Incentive Plan participants vary depending upon the level of achievement of corporate objectives, the size of the incentive compensation pool and the Incentive Plan participants' base salaries and performance during the fiscal year as well as their expected ongoing contribution to the Company. The Company must meet a minimum percentage of its corporate objectives (currently 70%) before any awards are made under the Incentive Plan.

     Awards under the Incentive Plan vest over a three-year period with 50% of each award payable during the first quarter of the following fiscal year, and 25% payable on each of the next two annual distribution dates, so long as the participant remains an employee of the Company. The 50% on the first distribution date is payable half in cash and half in Common Shares. The balance on the next two annual distribution dates is payable, at the election of the participant, all in cash, all in Common Shares or half in cash and half in Common Shares or, for elections not made in a timely manner, all in Common Shares. All share issuances under the Incentive Plan are made pursuant to the Restricted Plan.

     For 2002, the Committee and the Board of Directors determined that management had met a percentage of the corporate objectives summarized above in excess of the 70% minimum required by the Incentive Plan in order to make awards thereunder. For 2002, 70 individuals were determined to be eligible to participate in the Incentive Plan, including all of the executive officers named in the "Summary Compensation Table" above other than Mr. Castello.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally limits the deductible amount of annual compensation paid to certain individual executive officers (i.e., the chief executive officer and the four other most highly compensated executive officers of the Company) to no more than $1 million. However, qualifying performance-based compensation will be excluded from the $1 million cap on deductibility, and the Committee believes, based on information currently available, that the Company's options issued to its executive officers qualify for this exclusion. Considering the current structure of executive officer compensation and the availability of deferral opportunities, the Committee believes that the Company will not be denied any significant tax deduction for 2003. The Committee will continue to review tax consequences as well as other relevant considerations in connection with compensation decisions.

                                   William K. Bowes, Jr.
                                   W. Denman Van Ness

Performance Graph

     Comparison of Five Year Cumulative Total Return Among XOMA, Nasdaq Composite Index and AMEX Biotechnology Index



   As of                XOMA              Nasdaq          AMEX Biotechnology
December 31,            Ltd.          Composite Index           Index
------------            ----          ---------------           -----
    1997              100.00                100.00             100.00
    1998               57.37                139.63             113.98
    1999               53.95                259.13             241.00
    2000              175.35                157.32             390.54
    2001              177.15                124.20             357.45
    2002               76.07                 85.04             208.24

     The comparison assumes $100 invested on December 31, 1997 in the Company's Common Shares, the Nasdaq Composite Index, and the AMEX Biotechnology Index. Total return assumes reinvestment of dividends although the Company has never paid cash dividends. Returns for the Company are not necessarily indicative of future performance.

                         ITEM 1 - ELECTION OF DIRECTORS

     The Company's directors are elected annually to serve until the next annual general meeting of shareholders and until their successors are elected, or until their death, resignation or removal. The nominees for the Board of Directors are set forth below. Unless otherwise instructed, the proxy holders will vote all proxies received by them in the accompanying form for the nominees for directors listed below. In the event any nominee should become unavailable for election due to an unexpected occurrence, the proxies will be voted for any such substitute nominee as may be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any of the nominees listed below will be unable to serve. The eight candidates receiving the highest number of affirmative votes of the Common Shares entitled to vote at the annual general meeting will be elected as directors of the Company.

Nominees To Board Of Directors


           Name                            Title                                       Age
           ----                            -----                                       ---

John L. Castello..................     Chairman of the Board,                           66
                                         President and
                                         Chief Executive Officer
Patrick J. Scannon, M.D., Ph.D....     Senior Vice President, Chief Scientific          55
                                         and Medical Officer and Director
James G. Andress..................     Director                                         64
William K. Bowes, Jr..............     Director                                         76
Arthur Kornberg, M.D..............     Director                                         85
Steven C. Mendell.................     Director                                         61
W. Denman Van Ness................     Director                                         60
Patrick J. Zenner.................     Director                                         56


     Mr. Castello became Chairman of the Board, President and Chief Executive Officer in March 1993. From April 1992 to March 1993, Mr. Castello was President, Chief Executive Officer and a director. Mr. Castello was President and Chief Operating Officer of the Ares Serono Group from 1988 to 1991 and prior to that was President of the Serono Diagnostics Division from 1986 to 1988. Ares Serono is known in the United States for fertility drugs, and it is also the manufacturer of a bioengineered human growth hormone which is marketed primarily outside of the United States. Mr. Castello previously held senior management positions at Amersham International PLC and Abbott Laboratories. Mr. Castello is also a director of Cholestech Corporation, which is engaged in the business of developing products for the diagnostic measurement of cholesterol and other blood components, and of Zierer Visa Services, Inc., which is a provider of visa and passport services to U.S. international travelers.

     Dr. Scannon is one of the founders of the Company and has served as a director since its formation. Dr. Scannon became Chief Scientific and Medical Officer in March 1993. He served as President of the Company from its formation until April 1992 and as Vice Chairman, Scientific and Medical Affairs from April 1992 to March 1993. From 1998 until 2001, Dr. Scannon served as a director of NanoLogics, Inc., a software company. From 1979 until 1981, Dr. Scannon was a clinical research scientist at the Letterman Army Institute of Research in San Francisco. A Board-certified internist, Dr. Scannon holds a Ph.D. in organic chemistry from the University of California, Berkeley, and an M.D. from the Medical College of Georgia.

     Mr. Andress has been a director since November 1995 and is a former Chairman of the Pharmaceuticals Group, Beecham Group, plc and Chairman, Healthcare Products and Services of SmithKline Beecham, plc and the former President and Chief Operating Officer of Sterling Drug, Inc. From 1996 to 2000, he served as Chairman and CEO of Warner Chilcott, plc, a specialty pharmaceuticals company. From 1989 to 1995, he served as CEO and director of Information Resources, Inc., a decision support software and consumer packaged goods research company and currently serves as a director. He also serves as a director of Sepracor, Inc., a separations technology company, O.P.T.I.O.N. Care, Inc., a home health care company, Dade-Behring Corp., a medical diagnostic company and Allstate Insurance Company.

     Mr. Bowes has been a director since February 1986 and has been a General Partner of U.S. Venture Partners since 1981. Mr. Bowes is also a director of one private company.

     Dr. Kornberg has been a director since April 1991. He is a distinguished author and researcher who was chairman and founder of the Department of Biochemistry at the Stanford University School of Medicine. Dr. Kornberg received the Nobel Prize in 1959 for his discovery of the enzymatic synthesis of DNA. His present research is on the genetics, biochemistry, physiology and clinical relevance of inorganic polyphosphate. He is the author of "DNA Replication," one of the basic textbooks of biochemistry. Dr. Kornberg was a founder and is a member of the Boards of Scientific Advisors of DNAX, now a wholly owned subsidiary of Schering-Plough Corporation, and Regeneron Pharmaceuticals, Inc., a biotechnology company focused on neurobiology, and is a member of the Board of Scientific Advisors of Maxygen, Inc., a biotechnology company focused on molecular evolution technology.

     Mr. Mendell has been a director of the Company since 1984. From April 1992 to March 1993, he was Chairman of the Board. Mr. Mendell was also Chief Executive Officer of the Company from 1986 until April 1992. From April 1993 to February 1998, Mr. Mendell was President and Chief Executive Officer of Selective Genetics, Inc. (formerly Prizm Pharmaceuticals, Inc.), a private company engaged in the development of gene therapy products for tissue regeneration and repair. From February 1998 to June 1999, he was Chairman and President of Selective Genetics, Inc. Mr. Mendell is currently President and Chief Executive Officer of LMA North America Inc. and LMA International N.V., a leading medical device company focused on the marketing and sale of products for airway management and anesthesia. From November 1997 to December 1998, Mr. Mendell served as President and Chief Executive Officer of Ciblex Corporation. Ciblex is a private company engaged in the development of small molecules to block the release of disease-causing proteins. Mr. Mendell also serves as a director of StressGen Biotechnologies Corp., a company developing stress protein therapies for the treatment of infectious disease and cancer.

     Mr. Van Ness has been a director since October 1981. He is Chairman of Hidden Hill Advisors, a venture capital consulting firm. From April 1996 through October 1999, he was a Managing Director of CIBC Capital Partners, an international merchant banking organization. From 1986 through March 31, 1996, Mr. Van Ness was a General Partner of Olympic Venture Partners II and Rainier Venture Partners, venture capital funds, and from 1977 until 1985, he was a General Partner of the venture capital group at Hambrecht & Quist, the manager of several venture capital funds.

     Mr. Zenner has been a director since May 2002. Mr. Zenner is a 31-year veteran of the pharmaceutical industry and spent his entire career at Hoffmann-La Roche. During his first 12 years, he held positions of increasing responsibility in sales, marketing, health care economics, public policy and governmental affairs. In 1982, he became Vice-President and General Manager of Roche Laboratories, and subsequently Director and Head of Global Pharma Marketing, Project Development and Regulation in Basel, Switzerland. In

1988, he became Senior Vice President, Pharmaceuticals Division and a member of the Board of Directors. From 1993 until his retirement in 2001, he served as President and CEO of Hoffman-La Roche, Inc., North America. Mr. Zenner currently serves on the Boards of Geron Corporation, Praecis Pharmaceuticals, Inc., Genta Inc., First Horizon Pharmaceutical Company, West Pharmaceutical Services, Arqule, Inc., Curagen Corporation and Dendrite International, Inc. He has also served as a member of the Board and the Executive Committee of both the Pharmaceutical Research and Manufacturers Association (PhRMA) and the Biotechnology Industry Organization (BIO).

Executive Officers

     Mr. Castello and Dr. Scannon are executive officers of the Company. The remaining executive officers are listed below.

     Peter B. Davis is Vice President, Finance and Chief Financial Officer of the Company. Before joining the Company in 1994, he was Vice President Financial Operations for the Ares-Serono Group. Previously, he was Chief Financial Officer of Akzo America Inc., where he was instrumental in structuring and negotiating acquisitions and joint ventures. He has also held executive financial positions with Stauffer Chemical Company and PepsiCo, Inc.

     Clarence L. Dellio is Senior Vice President and Chief Operating Officer of the Company. Mr. Dellio joined the Company in 1984 as Vice President with responsibility for finance, manufacturing and administration. He became Senior Vice President, Operations in 1990 and Senior Vice President and Chief Operating Officer in October 2002. Mr. Dellio was with Becton Dickinson & Company for 11 years prior to joining the Company, holding the positions of Vice President of Manufacturing, Director of Planning, and Division Controller of the BBL Microbiology Systems.

     Christopher J. Margolin is Vice President, General Counsel and Secretary of the Company. Prior to joining the Company in 1991, Mr. Margolin was a corporate attorney for Raychem Corporation, an international high technology company, for 11 years. From 1975 to 1980, he was a division counsel for TRW Inc. and from 1972 to 1975, he was an associate at the law firm of McCutchen, Black, Verleger and Shea in Los Angeles.

                                  BOARD MATTERS

Board Meetings and Committees

     During the fiscal year ended December 31, 2002, the Board of Directors held five meetings. Each Board member attended at least 75% of the aggregate number of meetings of the Board and the committees of the Board on which he served that were held during the last fiscal year.

     The Board of Directors has standing audit, compensation and nominating & governance committees.

     The audit committee is primarily responsible for approving the services performed by the Company's independent auditors and reviewing the Company's accounting practices and systems of internal accounting controls. This committee, currently consisting of Mr. Mendell, Mr. Andress and Mr. Zenner, held three meetings during 2002.

     The compensation committee is responsible for recommending and reviewing the compensation, including options and perquisites, of the Company's officers and other employees. This committee, currently consisting of Messrs. Van Ness and Bowes, held two meetings during 2002.

     The nominating & governance committee performs the functions of director evaluation and selection. The committee currently consists of Messrs. Bowes and Van Ness. The committee will not accept unsolicited director nominations by shareholders. The committee held one meeting during 2002.

Board Compensation and Related Matters

     Each non-employee director receives a quarterly retainer of $1,000, $1,000 for each meeting of the Board of Directors attended and $500 for each committee meeting attended in person on a date other than on the date of a meeting of the Board of Directors. Additionally, each non-employee director is granted options to purchase 15,000 Common Shares pursuant to the 1992 Directors Share Option Plan (the "Directors Plan") upon initial election to the Board of Directors and is annually granted 7,500 Common Shares pursuant to the Directors Plan upon reelection to the Board of Directors, each at an exercise price per share equal to the closing market price of the Common Shares on the date of grant, which for 2002 was $4.37.

     Directors who are employees of the Company are neither paid any fees or other remuneration nor awarded options or Common Shares of the Company for services as members of the Board of Directors or its committees.

Audit Committee Report

     Each member of the audit committee is "independent" as defined in the listing standards of The Nasdaq Stock Market. The Company's Board of Directors has adopted a written charter for the audit committee, a copy of which is attached to this proxy statement as Annex 1.

     In accordance with rules recently established by the Securities and Exchange Commission, the audit committee has prepared the following report for inclusion in this proxy statement:

     As part of its ongoing activities, the audit committee has:

     o met with management periodically to consider the adequacy of the Company's internal controls and the objectivity of its financial reporting, and discussed these matters with the Company's independent auditors and with appropriate Company financial personnel;

     o regularly met privately with the independent auditors, who have unrestricted access to the committee;

     o recommended to the Board of Directors the appointment of the independent auditors and reviewed periodically their performance and independence from management;

     o reviewed the Company's financing plans and reported recommendations to the full Board of Directors for approval and to authorize action;

     o reviewed and discussed with management the Company's audited consolidated financial statements for the fiscal year ended December 31, 2002;

     o discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended; and

     o received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with the independent auditors their independence.

     Based on the review and discussions referred to above, the audit committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

                                                Steven C. Mendell
                                                James G. Andress
                                                Patrick J. Zenner


                  ITEM 2 - APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors, on the recommendation of its audit committee, recommends the appointment of Ernst & Young LLP ("Ernst & Young") to serve as the Company's independent auditors for 2003. Ernst & Young has been acting as the Company's independent auditors since fiscal year 1998.

     Audit Fees. The aggregate fees for professional services rendered by Ernst & Young for the audit of the Company's annual financial statements for the 2002 fiscal year and the reviews of the financial statements included in the Company's Form 10-Qs for that fiscal year were $213,923. The audit fees for the 2002 fiscal year exclude fees totaling $82,900 related to statutory and regulatory filings under Form S-3. For 2002, this amount is included in All Other Fees.

     Financial Information Systems Design and Implementation Fees. The Company did not engage Ernst & Young to render services regarding financial information systems design and implementation (as defined in Rule 2-01(c)(4) of Regulation S-X under the Securities Exchange Act of 1934) for the 2002 fiscal year.

     All Other Fees. The aggregate fees billed for services rendered by Ernst & Young, other than the services covered in the two immediately preceding paragraphs of this section, for the 2002 fiscal year were $163,025.

     The audit committee considered whether the provision of the services covered in the three immediately preceding paragraphs of this section is compatible with maintaining Ernst & Young's independence.

     The recommendation to appoint Ernst & Young and the authorization of the Board of Directors to agree to Ernst & Young's fee are being submitted to the shareholders at the annual general meeting. If such appointment is not made, the Board of Directors will consider other auditors for appointment. The Board of Directors recommends a vote "FOR" the appointment of Ernst & Young as the Company's independent auditors for the 2003 fiscal year and the authorization of the Board of Directors to agree to Ernst & Young's fee.

     A representative of Ernst & Young is expected to be present at the meeting with an opportunity, if desired, to make a statement and to respond to your questions.

                ITEM 3 - RECEIPT OF AUDITED FINANCIAL STATEMENTS

     In accordance with Bermuda company law and practice, the Company's audited financial statements for fiscal year 2002 will be laid before the annual general meeting. No shareholder action is required in connection therewith.

         ITEM 4 - ADDITION OF SHARES TO OPTION PLAN AND RESTRICTED PLAN

     The Board of Directors has adopted, subject to shareholder approval, amendments to the Option Plan and the Restricted Plan (together, the "Share Option Plans") to increase the number of Common Shares issuable over the terms of the Share Option Plans by 2,500,000 shares to 11,150,000 shares in the aggregate.

     The essential features of the Share Option Plans are summarized below under "Description of Share Option Plans."

Recommendation

     At the annual general meeting, the Company's shareholders will be asked to approve the proposal to amend the Share Option Plans to increase the number of shares issuable over the terms of the Share Option Plans by 2,500,000 shares to 11,150,000 shares in the aggregate. The Board of Directors believes that approval of the proposed amendment is in the best interests of the Company, its shareholders and its employees because it will assist the Company in continuing to attract and retain the services of outstanding employees and will enable the Company to use this type of long-term incentive compensation at levels commensurate with its peers, both in its region and in its business sector. For these reasons, the Board unanimously recommends a vote "FOR" approval. Approval of the amendment requires the affirmative vote of the holders of a majority of the votes cast at the annual general meeting on the proposal.

                 ITEM 5 - ADDITION OF SHARES TO RESTRICTED PLAN

     The Board of Directors has adopted, subject to shareholder approval, an amendment to the Restricted Plan to increase the number of Common Shares issuable over the term of the plan by 250,000 shares to 1,500,000 shares in the aggregate.

     The essential features of the Restricted Plan are summarized below under "Description of Share Option Plans."

Recommendation

     At the annual general meeting, the Company's shareholders will be asked to approve the proposal to amend the Restricted Plan to increase the number of shares issuable over the term of the Restricted Plan by 250,000 shares to 1,500,000 shares in the aggregate. The Board of Directors believes that approval of the proposed amendment is in the best interests of the Company, its shareholders and its employees because it will assist the Company in continuing to attract and retain the services of outstanding employees and unanimously recommends a vote "FOR" approval. Approval of the amendment requires the affirmative vote of the holders of a majority of the votes cast at the annual general meeting on the proposal.

                        DESCRIPTION OF SHARE OPTION PLANS

Background

     The Share Option Plans are designed to encourage equity ownership of the Company by the employees who are primarily responsible for its management, growth and financial success, and to assist the Company in attracting and retaining the services of such employees (see "Compensation Committee Report on Executive Compensation" above).

     The essential features of the Option Plan and the Restricted Plan are summarized below. These summaries do not purport to be complete descriptions of the Share Option Plans. Copies of actual plan documents may be obtained by contacting the Secretary of the Company.

Description of Option Plan

     Of the 8,650,000 Common Shares currently authorized for issuance under the Option Plan and the Restricted Plan, approximately 1,692,869 shares had been issued upon the exercise of options granted under the Option Plan, 5,035,988 shares were subject to outstanding options under the Option Plan, and 1,024,756 shares were available for issuance under future option grants to be made under the Option Plan, as of the close of business on April 2, 2003. The expiration dates for all such outstanding options range from October 26, 2004 (at the earliest) to February 26, 2013 (at the latest).

     The Common Shares issuable over the term of the Option Plan will be made available from authorized but unissued Common Shares. Each option will have an exercise price per share of not less than 100% of the fair market value per Common Share on the date of grant. The Option Plan's term expires on November 15, 2011.

Description of Restricted Plan

     Of the 1,250,000 Common Shares currently authorized for issuance under the Restricted Plan (subject to the limitation that not more than 8,650,000 shares may be issued in the aggregate under the Restricted Plan and the Option Plan), approximately 271,906 shares had been issued either upon the exercise of granted options or the direct issuance of shares under the Restricted Plan, 404,795 shares were subject to outstanding options under the Restricted Plan, and 353,613 shares were available for issuance under future option grants or direct issuances to be made under the Restricted Plan, as of the close of business on April 2, 2003. The expiration dates for all such outstanding options range from July 13, 2004 (at the earliest) to November 1, 2012 (at the latest).

     The Restricted Plan authorizes the grant of options to purchase Common Shares (the "Option Grant Program") as well as direct Common Share issuances (the "Share Issuance Program"). Such shares will be made available from authorized but unissued Common Shares.

     Each option granted under the Option Grant Program will have an exercise price of not less than 85% of fair market value per Common Share on the date of grant. The purchase price for shares issued under the Share Issuance Program may not be less than 85% of fair market value per Common Share on the issuance date, which value will be discounted if such shares are subject to the Company's right of first refusal described below. The Restricted Plan's term expires on November 15, 2011.

Provisions Common to Both Plans

     Key employees (including officers and directors) of the Company (or its subsidiaries) who provide valuable services to the Company (or its subsidiaries) are eligible to participate in the Share Option Plans (each, a "Participant"). Directors who are not employees of the Company are not eligible to participate in either Share Option Plan.

     The Share Option Plans provide that each such plan will be administered by either the full Board of Directors or, if appointed by the Board, a committee thereof comprised of at least two "Non-Employee Directors" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as such term is interpreted from time to time. Currently, the Compensation Committee administers the Share Option Plans as each relates to individuals other than directors, officers or ten-percent shareholders of the Company. The Compensation Committee's authority to grant options under the Share Option Plans and to issue shares under the Restricted Plan is limited to 15,000 shares per individual. In all other respects, the Share Option Plans are administered by the Board.

     The Board and, with respect to individuals who are not directors, officers or ten-percent shareholders of the Company, the Compensation Committee (the "Plan Administrators") are authorized (subject to the provisions of the Share Option Plans) to establish such rules and regulations as they may deem appropriate for the proper administration of the Share Option Plans. Each option, whether granted under the Option Plan or the Option Grant Program of the Restricted Plan, will be exercisable at such times, during such period or periods, and for such number of shares as the relevant Plan Administrator determines. No such granted option may have a term in excess of ten years from the grant date.

     The number of Common Shares for which options or SARs may be granted to any Participant under the Option Plan or the Option Grant Program or which may be issued to any Participant under the Share Issuance Program is limited to not more than 1,000,000 during any calendar year.

     Exercise of Options. The exercise price of options granted under either plan will be immediately due upon exercise of the option and may be paid (i) in cash; (ii) in Common Shares having a fair market value on the date the option is exercised equal to the option price; (iii) in a combination of cash and Common Shares valued at fair market value on the day the option is exercised; or (iv) through a broker-dealer sale and remittance procedure pursuant to which shares acquired under the option are sold immediately and there is paid to the Company, out of the sale proceeds, an amount equal to the option price for the acquired shares plus all applicable withholding taxes. For all purposes of valuation under either of the Share Option Plans, the fair market value of the Common Shares on any relevant date will be the closing sale price per Common Share, as reported for such date through The Nasdaq Stock Market.

     The relevant Plan Administrator may also assist any optionee (other than a director) in the exercise of an option by authorizing a loan from the Company, by permitting the optionee to pay the option price in installments over a period of years or by authorizing a guarantee by the Company of a third party loan to the optionee, the terms and conditions of which will be established by the relevant Plan Administrator in its sole discretion. However, the maximum credit available to the optionee may not exceed the option price payable for the purchased shares, plus any tax liability.

     Transfer. The Share Option Plans provide that non-qualified options granted thereunder may be granted on terms permitting transfer to immediate family members of the optionee (or an entity comprised entirely of the optionee and such immediate family members) in certain circumstances.

     Termination of Employment. Should an optionee under either Share Option Plan cease to be an employee or consultant of the Company for any reason (other than death, certain retirements, termination for cause or unauthorized disclosure, as described below), such optionee (or its permitted transferee) will not have more than a twelve (12) month period following the date of such cessation of status in which to exercise any outstanding options. For options granted on or after February 25, 2003, should an optionee cease to be an employee or consultant by reason of death, the options will become fully exercisable and shall remain exercisable for a twelve (12) month period following the date of death. For options granted on or after February 25, 2003, should an optionee cease to be an employee or consultant by reason of retirement at or after age fifty-five (55) and where optionee's age plus service exceed seventy (70), the options will become fully exercisable, and, in the case of the Restricted Plan shall remain exercisable for a twelve (12) month period following such retirement, or in the case of the Option Plan shall remain exercisable for the full option term as if the optionee had continued in employment. In all of the cases above, under no circumstances may any options be exercised after the specified expiration date of the option term. Should an optionee be terminated for cause (including, but not limited to, any act of dishonesty, willful misconduct, fraud or embezzlement or any unauthorized disclosure or use of confidential information or trade secrets), or should an optionee make or attempt to make any unauthorized use or disclosure of confidential information or trade secrets, then all outstanding options shall immediately terminate and cease to be exercisable.

     Share Appreciation and Repurchase Rights. The Option Plan and the Option Grant Program each include a share appreciation right ("SAR") feature whereby the relevant Plan Administrator has the authority to grant one or more optionees the right, exercisable upon such terms and conditions as such Plan Administrator deems appropriate, to surrender all or part of an unexercised option and to receive in exchange therefore an amount equal to the excess of (i) the fair market value (on the date of surrender) of the number of vested shares for which the surrendered option is at the time exercisable over (ii) the aggregate option price payable for such vested shares, payable in Common Shares valued at fair market value on the date of surrender, in cash, or partly in shares and partly in cash. To date, no SARs have been granted.

     Acceleration of Options. Pursuant to certain corporate transactions, including: a merger or acquisition in which the Company is not the surviving entity; the sale, transfer or other disposition of all or substantially all of the assets of the Company; or any other business combination in which 50% or more of the Company's outstanding voting shares is transferred to different holders in a single transaction or a series of related transactions, all options at the time outstanding and not then otherwise fully exercisable will immediately, prior to the specified effective date of such corporate transaction, become fully exercisable for up to the total number of Common Shares purchasable thereunder.

     Amendment. The Share Option Plans permit the grant of options to purchase Common Shares in excess of the number of shares then available for issuance. Any option so granted cannot be exercised prior to shareholder approval of an amendment increasing the number of shares available for issuance under the Option Plan or the Restricted Plan, as the case may be.

     The Board has full power and authority to amend or modify the Share Option Plans in any or all respects, except that no such amendment or modification may, without the consent of the option holders, adversely affect rights and obligations with respect to options at the time outstanding under either of the Share Option Plans, nor adversely affect the rights of any individual with respect to the Common Shares issued pursuant to the Restricted Plan prior to such action, and the Board may not, without the approval of the Company's shareholders, (i) increase the maximum number of shares issuable under the Option Plan or the Restricted Plan, except for permissible adjustments in the event of certain changes in the Company's capitalization, (ii) materially increase the benefits accruing to Participants in the Share Option Plans or
(iii) materially modify the eligibility requirements for participation therein.

Description of Share Issuance Program

     Common Shares will be issued to eligible individuals under the Share Issuance Program upon such terms and conditions and for such numbers of shares as is determined by the relevant Plan Administrator and may be fully vested upon issuance or may vest over such period of time as such Plan Administrator deems appropriate. Shares may be issued under the Share Issuance Program for such consideration as the relevant Plan Administrator may from time to time determine, provided that in no event may shares be issued for consideration other than (i) cash or cash equivalents; (ii) Common Shares valued at fair market value; (iii) the promissory note of the purchaser payable to the Company's order, which may be subject to cancellation by the Company in whole or in part upon such terms or conditions as the Plan Administrator may determine; or (iv) payment effected through a broker-dealer sale and remittance procedure.

     If a Participant is issued shares under the Share Issuance Program which are not fully vested at the time of issuance, then such shares will be subject to certain repurchase rights of the Company, exercisable in the event the individual ceases to retain his/her employee or service status for any reason, and will allow the Company to repurchase the Participant's unvested shares at the lesser of (i) the original purchase price paid by such individual or (ii) if such shares are subject to the Company's first refusal rights, the fair market value of such shares appropriately discounted for the Company's first refusal rights. The vesting schedule applicable to each issuance will be determined by the relevant Plan Administrator at the time of issuance. The relevant Plan Administrator may accelerate the vesting of the issued shares, in whole or in part, at the time of the participant's termination.

     The issued shares may, in the discretion of the relevant Plan Administrator, be subject to a permanent right of first refusal. Prior to any sale or other disposition of the shares subject to such right, the Participant must first offer to sell the shares to the Company (or its assigns) at a price equal to the difference between the fair market value of the shares on the date of repurchase (determined in accordance with the normal valuation provisions of the Restricted Plan, without regard to the Company's permanent right of first refusal) and the price differential determined by the relevant Plan Administrator at the time of issuance.

     Common Shares issued pursuant to the Incentive Plan are issued under the Share Issuance Program.

Federal Income Tax Consequences

     The following discussion summarizes the principal federal income tax consequences of the Share Option Plans. This discussion is based on current provisions of the Code, the Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof. The summary does not address any foreign, state or local tax consequences of participation in the Share Option Plans.

     Share Options. In general, the grant of an option will not be a taxable event to the recipient and it will not result in a deduction to the Company. The tax consequences associated with the exercise of an option and the subsequent disposition of Common Shares acquired on the exercise of such option depend on whether the option is an incentive stock option or a non-qualified stock option.

     Upon the exercise of a non-qualified stock option, the Participant will recognize ordinary taxable income equal to the excess of the fair market value of the Common Shares received upon exercise over the exercise price. The Company will generally be able to claim a deduction in an equivalent amount. Any gain or loss upon a subsequent sale or exchange of the Common Shares will be capital gain or loss, long-term or short-term, depending on the holding period for the Common Shares.

     Generally, a Participant will not recognize ordinary taxable income at the time of exercise of an incentive stock option and no deduction will be available to the Company, provided the option is exercised while the Participant is an employee or within three months following termination of employment (longer, in the case of disability or death). If an incentive stock option granted under the Option Plan is exercised after these periods, the exercise will be treated for federal income tax purposes as the exercise of a non-qualified stock option. Also, an incentive stock option granted under the Option Plan will be treated as a non-qualified stock option to the extent it (together with other incentive stock options granted to the Participant by the Company) first becomes exercisable in any calendar year for Common Shares having a fair market value, determined as of the date of grant, in excess of $100,000.

     If Common Shares acquired upon exercise of an incentive stock option are sold or exchanged more than one year after the date of exercise and more than two years after the date of grant of the option, any gain or loss will be long-term capital gain or loss. If Common Shares acquired upon exercise of an incentive stock option are disposed of prior to the expiration of these one-year or two-year holding periods (a "Disqualifying Disposition"), the Participant will recognize ordinary income at the time of disposition, and the Company will generally be entitled to a deduction, in an amount equal to the excess of the fair market value of the Common Shares at the date of exercise over the exercise price. Any additional gain will be treated as capital gain, long-term or short-term, depending on how long the Common Shares have been held. Where Common Shares are sold or exchanged in a Disqualifying Disposition (other than certain related party transactions) for an amount less than their fair market value at the date of exercise, any ordinary income recognized in connection with the Disqualifying Disposition will be limited to the amount of gain, if any, recognized in the sale or exchange, and any loss will be a long-term or short-term capital loss, depending on how long the Common Shares have been held.

     Although the exercise of an incentive stock option as described above would not produce ordinary taxable income to the Participant, it would result in an increase in the Participant's alternative minimum taxable income and may result in an alternative minimum tax liability.

     If an option is exercised through the use of Common Shares previously owned by the Participant, such exercise generally will not be considered a taxable disposition of the previously owned shares and, thus, no gain or loss will be recognized with respect to such previously owned shares upon such exercise. The amount of any built-in gain on the previously owned shares generally will not be recognized until the new shares acquired on the option exercise are disposed of in a sale or other taxable transaction.

     Share Awards. A Participant who receives a share award will generally recognize ordinary income at the time that they "vest", i.e., either when they are not subject to a substantial risk of forfeiture or when they are freely transferable. The amount of ordinary income so recognized will be the fair market value of the Common Shares at the time the income is recognized (determined without regard to any restrictions other than restrictions which by their terms will never lapse), less the amount, if any, paid for the shares. This amount is generally deductible for federal income tax purposes by the Company. Dividends paid with respect to Common

Shares that are nonvested will be ordinary compensation income to the Participant (and generally deductible by the Company). Any gain or loss upon a subsequent sale or exchange of the Common Shares, measured by the difference between the sale price and the fair market value on the date restrictions lapse, will be capital gain or loss, long-term or short-term, depending on the holding period for the Common Shares. The holding period for this purpose will begin on the date following the date restrictions lapse.

     In lieu of the treatment described above, a Participant may elect immediate recognition of income under Section 83(b) of the Code. In such event, the Participant will recognize as income the fair market value of the restricted shares at the time of grant (determined without regard to any restrictions other than restrictions which by their terms will never lapse), and the Company will generally be entitled to a corresponding deduction. Dividends paid with respect to shares as to which a proper Section 83(b) election has been made will not be deductible to the Company. If a Section 83(b) election is made and the shares are subsequently forfeited (i.e., they do not meet the conditions for "vesting"), the Participant will not be entitled to any offsetting tax deduction.

     Share Appreciation Rights. With respect to share appreciation rights under the Share Option Plans, generally, when a Participant receives payment with respect to a share appreciation right granted to him or her under the Share Option Plans, the amount of cash and the fair market value of any other property received will be ordinary income to such Participant and will be allowed as a deduction for federal income tax purposes to the Company.

     Payment of Withholding Taxes. The Company may withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any federal, state or local withholding tax requirements associated with awards under the Plan.

     Limitation on Compensation in Excess of $1 Million. Section 162(m) of the Code generally limits the deductible amount of annual compensation paid (including, unless an exception applies, compensation otherwise deductible in connection with awards granted under the Plan) by a public company to a "covered employee" (i.e., the chief executive officer and four other most highly compensated executive officers of the Company) to no more than $1 million. The Company currently intends to structure share options granted under the Share Option Plans to comply with the exception to nondeductibility under Section 162(m) of the Code. See "Compensation Committee Report on Executive Compensation."


Equity Compensation Plan Information

----------------------------------------------------------------------------------------------------------------

Plan category                  Number of securities to     Weighted-average exercise   Number of securities
                               be issued upon exercise     price of outstanding        remaining available for
                               of outstanding options,     options, warrants and       future issuance under
                               warrants and rights         rights                      equity compensation plans
                                                                                       (excluding securities
                                                                                       reflected in column(a))
                               (a)                         (b)                         (c)
----------------------------------------------------------------------------------------------------------------

Equity compensation plans
approved by security holders           4,754,463                    $5.8919                     3,209,102
----------------------------------------------------------------------------------------------------------------

Equity compensation plans
not approved by security                 15,000                     $4.6990                         0
holders
----------------------------------------------------------------------------------------------------------------

Total                                  4,769,463                    $5.8881                     3,209,102
----------------------------------------------------------------------------------------------------------------


                              CERTAIN TRANSACTIONS

     Pursuant to his employment agreement, in 1993 the Company made a loan to Dr. Scannon, its Chief Scientific and Medical Officer, Senior Vice President and a Director, in the initial amount of $290,000. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements." On March 21, 2003, five days prior to the scheduled maturity date of the loan, the outstanding principal and interest in the amount of $100,982.45 were paid in full by Dr. Scannon. A total of $425,682.71 in principal and interest payments were received by the Company in connection with this loan.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of ownership and changes in ownership with the SEC and The Nasdaq Stock Market. Such executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based on a review of the copies of the forms furnished to the Company and written representations from the Company's executive officers and directors, other than Mr. Davis who filed late with respect to two transactions reportable on Form 4 and Mr. Dellio who filed late with respect to one transaction reportable on Form 4, all persons subject to the reporting requirements of Section 16(a) filed the required reports with respect to 2002 on a timely basis. In 2003, Mr. Margolin filed a corrected Form 4 with respect to one transaction reportable on Form 4 for a prior year.

                                  OTHER MATTERS

     The Board of Directors does not know of any matters to be presented at this annual general meeting other than those set forth in this proxy statement and in the notice accompanying this proxy statement. If other matters should properly come before the meeting, it is intended that the proxy holders will vote on such matters in accordance with their best judgment.

     It is important that your Common Shares be represented at the meeting, regardless of the number of Common Shares which you hold. You are, therefore, urged to promptly execute and return the accompanying proxy in the postage prepaid envelope which has been enclosed for your convenience or vote by telephone or through the Internet.

                              SHAREHOLDER PROPOSALS

     A shareholder who intends to present a proposal at the 2004 meeting of shareholders must submit such proposal by November 30, 2003, to the Company for inclusion in the Company's 2004 proxy statement and proxy card relating to such meeting. The proposal must be mailed to the Company's principal office, at 2910 Seventh Street, Berkeley, California 94710, Attention: Secretary.

                            By Order of the Board of Directors,



                            Christopher J. Margolin
                            Secretary


April 10, 2003
Berkeley, California

                                                                         Annex 1


                                    XOMA Ltd.

                             AUDIT COMMITTEE CHARTER

     The Audit Committee of XOMA Ltd. originally adopted an Audit Committee Charter (the "Charter") at the meeting of the Committee held on February 23, 2000, which Charter was approved by all of the Directors at a meeting on February 23, 2000 and has adopted the following amended and restated Charter at the meeting of the Committee held on October 30, 2002, which Charter was approved by all of the Directors at a meeting of the Board of Directors at XOMA Ltd. held on October 30, 2002:

     1. Designation of Committee. The Audit Committee (the "Audit Committee" or the "Committee") of the Board of Directors of XOMA Ltd. (the "Company") has heretofore been designated by the Board of Directors. The Committee shall continue to function in accordance with the prior determinations of the Board of Directors, the Company's Bye-laws and this Charter, as originally adopted at the meetings of the Board of Directors and the Audit Committee both held on February 23, 2000 and as amended at the meetings of the Board of Directors and the Audit Committee both held on October 30, 2002.

     2. Policy confirmation. The operation and function of the Committee is based on the recognition that the outside auditor for the Company is ultimately accountable to the shareholders of the Company, to the Board of Directors, and to the Audit Committee of the Company, and that the Audit Committee and Board of Directors, as the shareholders' representatives, have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor (or to nominate the outside auditor to be proposed for shareholder approval in any proxy statement).

     3. Auditor independence confirmation. The Audit Committee is responsible for ensuring that the outside auditor submits on a periodic (but at least annual) basis to the Audit Committee a formal written statement delineating all relationships between the auditor and the Company and the number of previous consecutive fiscal years in which each of the audit partners responsible for the audit of the Company have performed audit services for the Company. The Audit Committee is responsible for actively engaging in a dialogue with the outside auditor with respect to any disclosed relationships or services that may impact the objectivity and independ-ence of the outside auditor and for recommending that the Board of Directors take appropriate action to ensure the independence of the outside auditor.

     4. Membership. Effective June 14, 2001, the Audit Committee shall consist of not less than three (3) members of the Board of Directors.

     (a) The Audit Committee shall be composed entirely of independent members of the Board of Directors, and no person who is employed by the Company or who is designated as the Chairman of the Board shall be a member of the Audit Committee. No member of the Audit Committee shall have any relationship to the Company or to the Chairman of the Board that may interfere with the exercise of his or her independence from management and the Company.

     (b) No person may be named to the Audit Committee or shall serve as a member of the Audit Committee who is related by blood or marriage to the Chairman of the Board or to any employee of the Company, who has a business relationship with, or accepts any fees from, the Company (other than as Director), or who is an "affiliated person" of the Company or a member of such other body or board as gives him or her a "cross compensation link," as such terms are defined either by the United States Securities and Exchange Commission (the "SEC") or by the National Association of Securities Dealers, Inc. (the "NASD").

     (c) Each member of the Audit Committee shall be financially literate, as such qualification is interpreted by the Board of Directors in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Audit Committee.

     (d) At least one member of the Audit Committee (i) shall have accounting or related financial management expertise, as such qualification is interpreted by the Board of Directors in its business judgment and (ii) upon effectiveness of the SEC's adoption of a definition of the term "financial expert" (the absence of which on the Committee would require disclosure in the Company's periodic reports filed with the SEC), shall meet such definition.

     (e) In setting the qualifications for the members of the Audit Committee and in electing members to the Audit Committee, the Board of Directors may take into consideration academic background or training in financial analysis or business management, business experience throughout the career of the individual which involved or required financial management analysis and understand-ing, service as a Director and membership on its Audit Committee and such other factors as the Board of Directors may deem appropriate.

     (f) The composition and membership of the Audit Committee shall otherwise comply with the rules of the SEC and the rules and regulations of the NASD.

     5. Purposes. The purposes of the Audit Committee are:

     (a) to oversee the accounting and financial reporting policies and practices of the Company, its internal controls and, as appropriate, the internal controls of certain service providers;

     (b) to oversee the quality and objectivity of the financial statements of the Company and the independent audit thereof; and

     (c) to act as a liaison between the Company's independent auditors and the Board of Directors.

     In general, the function of the Audit Committee is oversight; it is management's responsibility to maintain appropriate systems for accounting and internal control, and the auditor's responsibility to plan and carry out a proper audit.

     6. Duties and powers. To carry out its purposes, the Audit Committee shall have the following duties and powers:

     (a) to be directly responsible for the selection, appointment, retention, compensation, oversight and termination of auditors and, in connection therewith, to evaluate the independence of the auditors, including whether the auditors provide any consulting services to the Company, and to receive the auditors' specific representations as to their independence;

     (b) to meet with the independent auditors of the Company, including private meetings, as necessary (i) to review the arrangements for and scope of the annual audit, quarterly reports, and any special audits; (ii) to discuss any matters of concern relating to the financial statements of the Company, including any adjustments to such statements recommended by the auditors, or other results of said audit(s); (iii) to review with the auditors the financial personnel, policies, procedures and internal accounting controls of the Company, and management's responses thereto; (iv) to review the form of opinion the auditors propose to render to the Board of Directors and shareholders; (v) to receive the auditors' reports concerning critical accounting policies, alternative treatments of financial information within GAAP and other material written communications with management and (vi) to discuss such other matters that the auditors believe merit discussion;

     (c) to consider the effect upon the Company of any changes in accounting principles or practices proposed by management or the auditors, and to discuss with management and the auditors all critical accounting policies as disclosed in the Company's public filings with the SEC;

     (d) to review the fees charged by the auditors for audit services, and to pre-approve any permissible non-audit services rendered by the auditors requiring such pre-approval. The chairman of the Audit Committee, if any, may represent the entire Committee for purposes of this pre-approval;

     (e) to review and pre-approve all related-party transactions;

     (f) to disclose (i) in the Company's proxy statement whether the Audit Committee members are independent, as such qualification is interpreted by the Board of Directors in its business judgment and (ii) in the Company's periodic reports the Committee's approval of any non-audit services;

     (g) to inquire of management and the auditors about significant risks or exposures and assess the steps management has taken to minimize such risks to the Company;

     (h) as requested by the auditors or management, to review reports received from regulators and other legal and regulatory matters that may have a material effect on the financial statements or related Company compliance procedures;

     (i) as requested by the auditors or management or as required by the SEC or the NASD, to review the quarterly financial statements and/or quarterly reports with management and the auditors prior to the filing of the Form 10-Q (or prior to the press release of results, if possible) to discuss any matters required to be communicated to the Audit Committee by the auditors. The chairman of the Audit Committee, if any, may represent the entire committee for purposes of this review;

     (j) to provide a report in the Company's proxy statement disclosing whether the Audit Committee has (i) reviewed and discussed the audited financial statements with management; (ii) discussed the matters required to be discussed by Statement on Accounting Standards No. 61 with the outside auditors; (iii) reviewed the written disclosure described in Paragraph 3 of this Charter; and (iv) recommended to the Board of Directors the inclusion of the audited financial statements in the Company's annual report on Form 10-K;

     (k) to review management's disclosures to the Audit Committee pursuant to Rules 13a-14 and 15d-14 under the United States Securities Exchange Act of 1934, as amended;

     (l) to investigate improprieties or suspected improprieties in Company operations, and to establish procedures for the retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by the Company's employees of concerns regarding questionable accounting or auditing matters;

     (m) to serve as a compliance contact to which directors, officers, employees and others covered by the Company's Code of Ethics may report any violation thereof related to the Company's financial practices and dealings. The Chairman of the Audit Committee, if any, may represent the entire Committee for this purpose; and

     (n) to report its activities and submit the minutes of all meetings to the Board of Directors on a regular basis and to make such recommendations with respect to the above and other matters as the Audit Committee may deem necessary or appropriate.

     7. Meetings and communications. The Audit Committee shall meet on a regular basis and is empowered to hold special meetings as circumstances require. In addition, the chairman of the Audit Committee, if any, or other designated member of the Audit Committee shall make suitable provision for ongoing communication between the outside auditors and himself or herself concerning matters arising between such meetings of the Audit Committee, including without limitation, consideration of changes in accounting policies or practices, unusual events which may require auditor comment or disclosure, or preparation and publication of interim financial statements by the Company.

     8. Authority. The Audit Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to retain special counsel and other experts or consultants at the expense of the Company.

     9. Annual Charter review. The Audit Committee shall review this Charter at least annually and recommend any changes to be made to the Board of Directors.

     10. Written affirmation. At any time that there is a change in the composition of the Audit Committee, and otherwise approximately once each year, the Company shall confirm in writing to the NASD regarding:

     (a) any determination that the Board of Directors has made regarding the independence of the Audit Committee pursuant to any provision of this Charter;

     (b) the financial literacy of the Audit Committee members;

     (c) the determination that at least one of the Audit Committee members has accounting or related financial management expertise and/or (if required) is a financial expert, as such terms are or are to be defined in this Charter and the applicable rules of the SEC or the NASD; and

     (d) the annual review and reassessment of the adequacy of this Charter.